Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Vicki Baker, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(703) 796-1798	(630) 218-8000 x4896
vbaker@frbir.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION ANNOUNCES PRICING OF $170 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2026

OAK BROOK, Ill.  (November 7, 2006) – Inland Real Estate Corporation (NYSE: IRC) (the “Company”) today announced that it has priced a private offering of $170 million aggregate principal amount of convertible senior notes due 2026.  The notes will bear interest at the rate of 4.625% per year, payable on May 15 and November 15 of each year beginning May 15, 2007.  An additional $10 million aggregate principal amount of notes may be purchased, at the option of the initial purchasers, within thirteen days solely to cover over-allotments.

The notes are senior unsecured obligations of the Company.  The Company expects the net proceeds from the offering to be approximately $167.2 million after deducting selling discounts and commission and estimated offering expenses (or approximately $177.1 million if the initial purchasers exercise their over-allotment option in full).  The Company expects to use the net proceeds from the offering to repurchase up to $50 million of shares of its common stock concurrently with the closing of the offering, to repay outstanding indebtedness under the Company’s unsecured revolving credit facility with Key Bank National Association and for general corporate purposes.

Holders of the notes may convert their notes into cash or a combination of cash and shares of the Company’s common stock, at the Company’s option, at any time on or after October 15, 2026 and in other specified circumstances.  The notes will be convertible at an initial conversion rate of 48.3092 shares per $1,000 principal amount of notes.  At the initial conversion rate, the notes will be convertible into common stock at a conversion price of approximately $20.70 per share, which represents a 15% premium over the last reported sale price of the Company’s common stock on November 7, 2006, which was $18.00 per share.  The initial conversion rate is subject to adjustment in certain circumstances.

Prior to November 21, 2011, the Company may not redeem the notes except to preserve its status as a real estate investment trust.  On or after November 21, 2011, the Company may redeem all or a portion of the notes for cash at a redemption price equal to 100% of the principal amount plus accrued but unpaid interest, if any.  On November 15, 2011, November 15, 2013, November 15, 2016 and November 15, 2021, or after the occurrence of certain change in control transactions, holders of the notes may require the Company to repurchase all or a portion of the notes for cash at a purchase price equal to the principal amount plus accrued and unpaid interest, if any.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release may contain forward-looking statements.  Forward-looking statements are statements that do not reflect historical facts, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by use of words such as “anticipates,” “may,” “will,” “should,” “could,” “expects,” “plans,” “estimates,”  “intends,” “believes,” and similar expressions that do not relate to historical matters.  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, but are not limited to, risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof.  The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.